Exhibit 10.2

VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Effective: January 1, 2013

VICE PRESIDENT, CHIEF FINANCIAL OFFICER

PURPOSE:  To define the compensation plan for the Vice President, Chief Financial Officer.

SCOPE:  Perma-Fix Environmental Services, Inc.

POLICY:  The Vice President, Chief Financial Officer Compensation Plan is designed to retain, motivate and reward the incumbent to support and achieve the business, operating and financial objectives of Perma-Fix Environmental Services, Inc (the “Company”).

BASE SALARY:  The Base Salary indicated below is paid in equal periodic installments per the regularly scheduled payroll.

PERFORMANCE INCENTIVE COMPENSATION: Performance Incentive Compensation is available based on the Company’s financial results noted in Schedule A.  Effective date of plan is January 1, 2013 and incentive will be for entire year. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on final 10-K financial statement.

SEPARATION:  If employment is separated prior to the annual incentive compensation payment date as noted above, no incentive compensation is due to the incumbent.

ACKNOWLEDGEMENT:  Payment of Performance Incentive Compensation of any type will be forfeited, unless the Human Resources Department has received a signed acknowledgement of receipt of the Compensation Plan prior to the applicable payment date.

INTERPRETATIONS:  The Compensation Committee of the Board of Directors retains the right to modify, change or terminate the Compensation Plan at any time and for any reason.  It also reserves the right to determine the final interpretation of any provision contained in the Compensation Plan and it reserves the right to modify or change the Administrative and EBITDA Target as defined herein in the event of the sale or disposition of any of the assets of the Company.  While the plan is intended to represent all situations and circumstances, some issues may not easily be addressed.  The Compensation Committee will endeavor to review all standard and non-standard issues related to the Compensation Plan and will provide quick interpretations that are in the best interest of the Company, its shareholders and the incumbent.

VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Base Pay and Performance Incentive Compensation Targets

The compensation for the below named individual as follows:

Annualized Base Pay:	$214,240
Performance Incentive Compensation Target (at 100% of Plan):	$53,560
Total Annual Target Compensation (at 100% of Plan):	$267,800

The Performance Incentive Compensation Target is based on the Schedule A below.

		Performance Target Thresholds
	Weights	100%+	98-99%	96-97%	94-95%	92-93%	90-91%	88-89%

Administrative	25%	13,390	16,068	17,407	18,746	20,085	21,424	23,433

		Performance Target Thresholds
	Weights	85-100%	101-120%	121-130%	131-140%	141-150%	151-160%	161%+

EBITDA	50%	26,780	32,136	34,814	37,492	40,170	42,848	46,865

Discretionary	25%	13,390	16,068	17,407	18,746	20,085	21,424	23,433

		53,560	64,272	69,628	74,984	80,340	85,696	93,731

1)
Administrative Expense is defined as the total consolidated administrative expenses from continuing operations as publicly reported in the Company’s financial statements.  Administrative expenses will be inclusive of all subsidiaries from continuing operations, and will exclude Marketing Expenses and Interest Expense. The Board reserves the right to make adjustments to Administrative expense Target so as not to penalize the employee for material unforeseen events outside of the employees responsibility and it reserves the right to modify or change the Administrative Expense Targets as defined herein, which is $13,390,000 in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.  The Board further reserves the right to adjust Administrative Expenses Target to reflect charges resulting from the vesting of incentive stock options.

2)
EBITDA is defined as earnings before interest, taxes, depreciation, and amortization from continuing operations.  The percentage achieved is determined by comparing the actual EBITDA to the Board approved EBITDA Target, which is $9,567,000.  The Board reserves the right to make adjustments to the EBITDA Target to account for the unique accounting treatment of fair market value of percentage of completion contracts resulting from the acquisition of Safety and Ecology Holdings Corporation and its subsidiaries (“SEC”).

3)
Discretionary incentive payment is to be approved by the Compensation Committee based on achievement of accounting, financial, and accounting centralization and information technology oversight objectives, including but not limited to:

•	Compliance with the requirement of the Sarbanes-Oxley Act of 2002 (“SOX”);
•	Meeting public filing deadlines such as Form 10-K, Form 10-Qs, Form 8-Ks, and press releases;
•
Automation and centralization of accounting processes, including but not limited to: (a) install multi-company software at corporate office; (b) improve forecasting model from facilities including new software, if cost effective; (c) sales and opportunity tracking system; (d) complete improvement to time management system; and (e) improve project tracking system; and

•	Collection of problem accounts receivable.
4)	No discretionary performance incentive compensation will be payable unless a minimum of 70% of the EBITDA Target is achieved. In addition, no performance incentive compensation will be payable for achieving the administrative expense target unless a minimum of 70% of the EBITDA Target is achieved.

Performance Incentive Compensation Payment

Effective date of plan is January 1, 2013 and incentive will be for entire year. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on final Form 10-K financial statement.

ACKNOWLEDGMENT:

I acknowledge receipt of the aforementioned Vice President, Chief Financial Officer 2013 - Compensation Plan.  I have read and understand and accept employment under the terms and conditions set forth therein.

/s/ Ben Naccarato	6/12/2013
/s/Ben Naccarato	Date

/s/Mark Zwecker	6/12/2013
/s/ Board of Director	Date